Exhibit 97.1

Clawback Policy

(Adopted as of November 2, 2023)

The Board of Directors (the “Board”) of Fresh Vine Wine, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 811 of the NYSE American Company Guide (the “Listing Standards”).

1. Administration. Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the Board or such other committees of the Board, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2. Definitions. For purposes of this Policy, the following definitions shall apply:

(a) “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b) “Administrator” has the meaning set forth in Section 1 hereof.

(c) “Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

(d) “Covered Executives” means the Company’s current and former “officers,” as defined in Rule 16a-1(f) under the Exchange Act, which include the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer of the Company who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

(e) The “Effective Date” means October 2, 2023 (the effective date of the Listing Standards).

(f) “Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.

(g) A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (“TSR”) (and any measures that are derived wholly or in part from stock price or TSR) shall, for purposes of this Policy, be considered Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(h) “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(i) Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

(j) “SEC” means the U.S. Securities and Exchange Commission.

3. Covered Executives; Incentive-Based Compensation. This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

4. Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement. If the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period. For the avoidance of doubt, recovery of Erroneously Awarded Compensation is on a “no fault” basis, meaning that it will occur regardless of whether the Covered Executive engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement.

5. Erroneously Awarded Compensation: Amount Subject to Recovery. The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts included in the Accounting Restatement. This Policy is intended to apply broadly to Incentive-Based Compensation and, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation. For Incentive-Based Compensation based on (or derived from) stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to recalculation from the information in the applicable Accounting Restatement: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE American.

6. Method of Recoupment. In event of an Accounting Restatement, the Administrator shall determine the amount of any Erroneously Awarded Compensation received by each Covered Executive and shall promptly deliver a written notice to each Covered Executive containing the amount of any Erroneously Awarded Compensation and a demand for the return or repayment of such compensation, as applicable. Thereafter, the Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash Incentive-Based Compensation previously paid, (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of an equity-based awards, (c) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (d) cancelling or offsetting against any planned future cash or equity-based awards, and (e) any other method permitted by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

7. Reimbursement of Recovery Expenses. If a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company pursuant to the Company’s written notification and demand, such Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation.

8. Duplicative Payment. To the extent that a Covered Executive has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or applicable law, such reimbursed amount shall be credited to the amount of the Erroneously Awarded Compensation that is subject to recovery under this Policy.

9. Exemptions to Recovery of Erroneously Awarded Compensation. The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board (or in the absence of such a committee, a majority of the independent directors serving on the Board) has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

(a) The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; or

(b) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement under subsection 9(a) above, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to the NYSE American.

10. Prohibition of Indemnification and Insurance. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify or insure any Covered Executives against (a) the loss of any Erroneously Awarded Compensation, or (b) any claims relating to the Company’s enforcement of its rights under this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential obligations under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid, or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

11. Administrator Indemnification. Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

12. Effective Date; Retroactive Application. This Policy shall be effective as of the Effective Date. The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 6 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

13. Amendment; Termination. The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

14. Other Recoupment Rights; Company Claims. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit in any respect (a) any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive, or (b) the Company’s right to take or not to take any action with respect to any Covered Executive’s employment, (c) or, subject to Section 8, the obligation of the Chief Executive Officer or the Chief Financial Officer of the Company to reimburse the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

15. Enforceability; Successors. This Policy shall be binding and enforceable against each of the Company’s Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives, whether or not such Covered Executive executed and delivers a written Clawback Policy Acknowledgement.

16. Mandatory Disclosure. The Company shall file this Policy and, in the event of an Accounting Restatement, will disclose information related to such Accounting Restatement in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable SEC filings.

Clawback Policy Acknowledgment

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Fresh Vine Wine, Inc. Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

Date:	By:
Name:
Title:

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